Exhibit 99.1

MW Bancorp, Inc. 2110 Beechmont Avenue Cincinnati, OH 45230 (513) 231-7871 February 29, 2016

MW Bancorp, Inc. Announces Stock Repurchase Plan

Cincinnati, Ohio – MW Bancorp, Inc. (OTCBB: MWBC), the holding company for Watch Hill Bank, headquartered in Cincinnati, Ohio, today announced that its Board of Directors has authorized a common stock repurchase plan. The plan authorizes the repurchase of approximately 10%, or 87,616, of MW Bancorp’s current shares outstanding. MW Bancorp is not obligated to repurchase any particular number of shares. There is no fixed termination date for the repurchase plan.

The repurchases may be made from time to time by MW Bancorp in the open market or in privately negotiated transactions as conditions allow. The timing and amount of any shares repurchased will be determined by MW Bancorp’s management based on its evaluation of various factors, including, but not limited to, market conditions and prices, available funds and alternative uses of capital. Repurchases may also be made under a Rule 10b5-1 plan, which would permit shares to be repurchased when MW Bancorp might otherwise be precluded from doing so under insider trading laws. All shares repurchased will be at MW Bancorp’s sole discretion and the plan may be re-evaluated from time to time. The Board of Directors, based on such re-evaluations, may suspend, terminate, modify or cancel the plan at any time without notice.

Watch Hill Bank is locally operated and has two full-service offices, located at 3549 Columbia Parkway, Cincinnati, OH 45226 and 2110 Beechmont Avenue, Cincinnati, OH 45230. Watch Hill Bank serves the needs of individuals and businesses in Southwest, Ohio. For more information regarding Watch Hill Bank, please call (513) 231-7871 or visit www.watchhillbank.com.

Information contained in this press release may be considered forward-looking in nature as defined by the Private Securities Litigation Reform Act of 1995 and is subject to various risks, uncertainties, and assumptions. Such forward-looking statements in this release are inherently subject to many uncertainties arising in the MW Bancorp's operations and business environment. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on the MW Bancorp's operating results, performance or financial condition are competition, the demand for the our products and services, our ability to maintain current deposit and loan levels at current interest rates, deteriorating credit quality, including changes in the interest rate environment reducing interest margins, changes in prepayment speeds, loan origination and sale volumes, charge-offs and loan loss provisions, our ability to maintain required capital levels and adequate sources of funding and liquidity, our ability to secure confidential information through the use of computer systems and telecommunications networks, and other factors as set forth in filings with the Securities and Exchange Commission, including the risk factors set forth in our Annual Report on Form 10-K for the year ended June 30, 2015. MW Bancorp undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in our expectations, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

Contact:

MW Bancorp, Inc

Gregory P. Niesen, President

(513) 231-7871

www.watchhillbank.com